Exhibit 10.2

[Rexahn Pharmaceuticals, Inc.]

August 2, 2016

VIA HAND DELIVERY
AND EMAIL

Ely Benaim, M.D.
Chief Medical Officer
c/o Rexahn Pharmaceuticals, Inc.
15245 Shady Grove Road, Suite 455
Rockville, MD 20850

RE:	BONUS PAYMENT

Dear Ely,

I am pleased to inform you that the Board of Directors of Rexahn Pharmaceuticals, Inc. (the “Company”), has awarded you a bonus (the “Bonus”) in the gross amount in the amount of One Hundred Thousand Dollars ($100,000), which shall be payable on the Company’s next regular payroll date.  This Bonus will be paid to you net of applicable taxes and other deductions that the Company is required to make under applicable law (the “Net Amount”).  The Bonus is subject to the terms and conditions of this letter.  Capitalized terms used in this letter without definition shall have the meanings given those terms in the Employment Agreement dated February 2, 2015 (the “Employment Agreement”), by and between you and the Company.

It is our expectation that your employment with the Company will continue.  If, however, your employment with the Company is terminated by you without Good Reason or by the Company for Cause, you will repay the Net Amount as follows:

Date of termination of employment other than by you for Good Reason or by the Company for Cause	Repayment of Net Amount (by percentage)
On or prior to August 2, 2017	100%
On or prior to August 2, 2018	50%
After August 2, 2018	0%

In order to satisfy any repayment obligation, the Company may offset any amount you may owe against any other amounts that the Company may owe you as of the date of the termination of your employment.  For the avoidance of doubt, the terms and conditions of the Employment Agreement remain in full force and effect and are not altered, amended or modified by this letter.  Please counter-sign this letter where indicated below acknowledging your acceptance of the Bonus and the terms and conditions thereof.

On behalf of the Company, I want to thank you for your contributions to the Company to date.  We also look forward to your continued commitment to our development programs and helping to improve the lives of cancer patients.

Sincerely,

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Peter Suzdak
Name:	Peter Suzdak, Ph.D.
Title:	Chief Executive Officer

AGREED AND ACCEPTED AS OF THIS 2nd DAY OF AUGUST 2016

/s/ Ely Benaim
Ely Benaim, M.D.